UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported):
November 10, 2021

The Original Bark Company
(Exact name of registrant as specified in its charter)

Delaware	001-39691	83-4109918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 Canal Street New York, NY		10013 (Zip Code)
(Address of Principal Executive Offices)
(855) 501-2275
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BARK	New York Stock Exchange

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BARK WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02    Results of Operations and Financial Condition.

On November 10, 2021, The Original BARK Company (the “Company”) issued a press release announcing its financial results for its fiscal second quarter ended September 30, 2021. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

On November 10, 2021, the Company announced the resignation of John Toth as Chief Financial Officer effective as of November 12, 2021. In connection with Mr. Toth’s resignation, the Company intends to enter into a release agreement with Mr. Toth, as well as an advisor agreement with Mr. Toth.

Appointment of Officer

On November 10, 2021, the Company announced that Howard Yeaton has been appointed as interim Chief Financial Officer effective as of November 12, 2021.

Mr. Yeaton, age 66, has been the managing principal of Financial Consulting Strategies, LLC (“FCS”) since 2003, a firm serving principally early stage public companies with financial reporting support and other related strategic services. Until November 2019, Mr. Yeaton served as a director, Vice Chairman and Chairman of the audit committee for Stewardship Financial Corporation, a community bank. From October 2018 to December 2019, Mr. Yeaton served as Chief Executive Officer of Akers Biosciences, Inc., a public company listed on the Nasdaq Capital Market and a client of FCS, and from October 2018 to August 2020, he also served as Interim Chief Financial Officer of Akers Biosciences, Inc. From October 2014 to November 2019, Mr. Yeaton served as Interim Chief Financial Officer of Propel Media, Inc., and from July 2014 to July 2015, Mr. Yeaton served as Interim Chief Financial Officer of Energous Corporation, a public company listed on the Nasdaq Capital Market; both clients of FCS. In addition, prior to founding FCS, Mr. Yeaton served in various financial leadership positions for Konica and Teco Energy. Mr. Yeaton began his career with Deloitte, an international accounting and auditing firm. Mr. Yeaton earned a Bachelor of Science in accounting from Florida State University and a Masters in Business Administration from the University of Connecticut.

On November 7, 2021, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Yeaton. As compensation for his services as interim Chief Financial Officer of the Company, upon his commencing employment on November 12, 2021, Mr. Yeaton will receive (1) a salary of $360,000 per annum; and (2) eligibility, subject to continued employment with the Company, to participate in the executive benefit plans maintained by the Company. The above description is a summary of the Employment Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Mr. Yeaton joining the Company, the Company will enter into its standard indemnification agreement with Mr. Yeaton, which requires the Company under the circumstances and to the extent provided for therein, to indemnify Mr. Yeaton to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was an officer or employee of the Company.

There are no family relationships between Mr. Yeaton and any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Howard R. Yeaton dated November 7, 2021.
99.1	Press release dated as of November 10, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Original BARK Company

By:	/s/ John Toth
Name: John Toth
Title: Chief Financial Officer
Date: November 10, 2021